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                                FORETHOUGHT LIFE INSURANCE COMPANY

                                SARAH M. PATTERSON
                                Vice President and Assistant
                                General Counsel
                                Law Department
                                Direct Dial: (860) 325-1538
                                Fax: (800) 325-1539

December 11, 2013

VIA EDGAR

United States Securities and Exchange Commission
Office of Insurance Products
Division of Investment Management
100 F Street, N.E.
Washington, D.C. 20549-8629

Re:    Forethought Life Insurance Company ("Registrant")
       Registration Statement on Form N-4 ("Registration Statement") Pre-Effective Amendment No. 1
       File Nos. 333-191097 & 811-22726

Members of the Commission:

Pursuant to Rule 461 under the Securities Act of 1933, Forethought Life Insurance Company, hereby requests that the registration statement electronically filed via EDGAR on Form N-4 (File No. 333-191097) be accelerated and declared effective on December 13, 2013, or as soon thereafter as is reasonably practicable.

Forethought Life Insurance Company

By:  Michael Reardon*                *By: \s\ Sarah M. Patterson
     ------------------------------       ------------------------------
     Michael Reardon, President           Sarah M. Patterson,
                                          Attorney-in-fact

Forethought Distributors, LLC

By:  \s\ Robert Arena
     ------------------------------
     Robert Arena, President